Exhibit 99.1
Sotera Health Delivers Strong First-Quarter 2026 Results
and Reaffirms 2026 Outlook
•Q1 2026 net revenues increased 10.0%, or 6.5% on a constant currency basis, compared to Q1 2025
•Q1 2026 net income of $27 million or $0.09 per diluted share, compared to a net loss of $13 million or $0.05 per diluted share in Q1 2025
•Q1 2026 Adjusted EBITDA(1) increased 10.5%, or 6.9% on a constant currency basis
•Q1 2026 Adjusted EPS(1) of $0.18, an increase of 29% per diluted share
•Company reaffirms full-year 2026 outlook of 5.0% - 6.5% net revenues growth and 5.5% - 7.0% Adjusted EBITDA growth, both on a constant currency basis
•Company announced planned CEO transition in a separate release today
CLEVELAND, OH, May 5, 2026 – Sotera Health Company (“Sotera Health” or the “Company”) (Nasdaq: SHC), a leading global provider of mission-critical end-to-end sterilization solutions, lab testing and advisory services for the healthcare industry, today announced financial results for the three months ended March 31, 2026.
“We delivered a strong start to the year, with solid revenue and Adjusted EBITDA growth while driving margin expansion,” said Chairman and Chief Executive Officer, Michael B. Petras, Jr. “Growth was driven by disciplined execution at Sterigenics and Nordion, and Nelson Labs came in as we outlined on our fourth-quarter 2025 earnings call. Based on our first-quarter performance, we are reaffirming our 2026 outlook and remain confident in our trajectory for the remainder of the year.”
Petras continued, “In addition to adding Rich Kyle to our Board of Directors in February, we are also excited to welcome Ken Krause, who joined our Board in March. Ken’s leadership and proven track record of creating shareholder value as a public company chief financial officer for over 10 years, and his extensive experience in strategy, finance and governance will be tremendous assets as we continue to grow.”
First-Quarter 2026 Highlights
(All comparisons are against first quarter of 2025, unless otherwise noted)
•Delivered solid top- and bottom-line constant currency revenue growth
•Expanded Adjusted EBITDA margins
•Sterigenics: 6.1% constant currency revenue growth, driven by price and volume/mix
•Nordion: 25.8% constant currency revenue growth; margin improvement of over 290 basis points
•Nelson Labs: constant currency revenue and segment income margins as expected
•Net cash provided by operating activities of $29 million, inclusive of a previously disclosed $34 million legal settlement
•As of March 31, 2026, Net Leverage Ratio(1) of 3.2x and over $900 million in available liquidity
•Added two independent directors to the Board of Directors, further strengthening Board skill set
•Public float increased to approximately 90% of outstanding shares
(1)This is a non-GAAP financial measure used throughout this press release; please refer to the section “Non-GAAP Financial Measures” for explanations of our Non-GAAP financial measures and the schedules provided later in this release for reconciliations of reported GAAP to Non-GAAP financial measures.

First-Quarter Review by Business Segment
(All comparisons are against first quarter of 2025, unless otherwise noted)
Sterigenics
Sterigenics delivered solid first-quarter 2026 results, with net revenues up 9.7% to $186 million, or 6.1% on a constant currency basis. Segment income was $96 million, an increase of 9.6%.
Net revenues growth was driven by favorable pricing, foreign currency benefits and improved volume/mix. Segment income was also driven by these factors, partially offset by higher costs.
Nordion
Nordion first quarter net revenues were up 29.0% to $42 million, or 25.8% on a constant currency basis while segment income increased 36.1% to $24 million.
Net revenues growth was driven by volume/mix benefits due to timing of cobalt-60 harvest schedules, as well as foreign currency tailwinds and favorable pricing. Segment income and segment income margin growth were also driven by these factors, partially offset by inflation.
Nelson Labs
Nelson Labs first quarter net revenues were $52 million, a decrease of 0.7%, or 3.8% on a constant currency basis while segment income decreased 11.5% to $15 million.
Net revenues, segment income and segment income margin differences were driven by unfavorable volume/mix, partially offset by foreign currency benefits and favorable pricing.
Reaffirming 2026 Outlook
The 2026 outlook below, first provided on February 24, 2026, remains unchanged:
•Net revenues in the range of $1.233 billion to $1.251 billion, representing constant currency growth of 5.0% to 6.5% and an estimated 100bps foreign currency benefit
•Adjusted EBITDA in the range of $632 million to $641 million, representing constant currency growth of 5.5% to 7.0% and an estimated 100bps foreign currency benefit
•Interest expense in the range of $135 million to $145 million
•Tax rate applicable to Adjusted Net Income(1) in the range of 27.0% to 29.0%
•Adjusted EPS in the range of $0.93 to $1.01
•A weighted-average fully diluted share count in the range of 289 million to 291 million shares
•Capital expenditures in the range of $175 million to $225 million
The Company does not provide a reconciliation for non-GAAP financial measures on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items without unreasonable effort. The Company cannot reconcile its expected Adjusted EBITDA,
Adjusted Net Income Tax Rate, Adjusted Net Income and Adjusted EPS without unreasonable effort because certain items that impact net income, earnings per share and other reconciling metrics are out of the Company’s control and/or cannot be reasonably predicted at this time, including uncertainties caused by changes to the regulatory landscape, restructuring items and certain fair value measurements, all of which are potential adjustments for future earnings.
The outlook provided above contains a number of assumptions, including, among others, the Company’s current expectations regarding supply chain continuity, particularly for the supply of ethylene oxide (“EO”) and Cobalt-60, and the impact of inflationary trends including their impact on energy prices and the supply of labor. Our outlook is based on current plans and expectations and is subject to several known and unknown risks and uncertainties, including those set forth below under “Cautionary Note Regarding Forward-Looking Statements.”
Earnings Webcast
Sotera Health management will host a conference call and live webcast to discuss the Company’s operating highlights and financial results at 9:00 a.m. Eastern Daylight Time today. A live webcast of the conference call will be accessible at this link or via the Investor Relations section of the Company’s website at Presentation & Events | Sotera Health, along with accompanying materials. A replay of the webcast will be archived on the Company’s website.
Upcoming Investor Events
•RBC Capital Markets Global Healthcare Conference at 3:05 p.m. Eastern Daylight Time, May 19, 2026
•Sotera Health 2026 Annual Meeting of Stockholders at 9:00 a.m. Eastern Daylight Time, May 21, 2026
•2026 Jefferies Global Healthcare Conference at 2:35 p.m. Eastern Daylight Time, June 3, 2026
•Goldman Sachs 47th Annual Global Healthcare Conference at 11:20 a.m. Eastern Daylight Time, June 8, 2026
Cautionary Note Regarding Forward-Looking Statements
Unless expressly indicated or the context requires otherwise, the terms “Sotera Health,” “Company,” “we,” “us,” and “our” in this release refer to Sotera Health Company, a Delaware corporation, and, where appropriate, its subsidiaries on a consolidated basis. This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and reflects management’s expectations about future events and the Company’s operating plans and performance and speak only as of the date hereof. Forward-looking statements present our current forecasts and estimates of future events. These statements do not strictly relate to historical or current results and can be identified by words such as “anticipate,” “appear,” “assume,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “plan,” “project,” “seek,” “should,” “strategy,” “will” and other terms of similar meaning or import in connection with any discussion of future operating, financial or other performance. These forward-looking statements are subject to risks, uncertainties and other factors and actual results may differ materially from those results projected in the statements. These forward-looking statements are subject to various risks, uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. These risks and uncertainties include, but are not limited to, a disruption in the availability or supply of, or increases in the price of, EO, Co-60 or our other direct materials, services and supplies, including as a result of geopolitical instability and/or sanctions against Russia by the United States, Canada, the United Kingdom and/or the European Union, or sanctions by Russia against those countries; fluctuations in foreign currency exchange rates; evolving changes in environmental, health and safety regulations; health and safety risks associated with the use, storage, transportation and disposal of potentially hazardous materials such as EO and Co-60; the impact and outcome of current and future legal proceedings and liability claims, including litigation related to the use, emissions and releases of EO from our current and former EO sterilization facilities and the possibility that additional claims will be made in the future; allegations of our failure to properly perform services and potential product liability claims, recalls, penalties and reputational harm; compliance with the extensive regulatory requirements to which we are subject, the related costs, and any failures to receive or maintain, or delays in receiving, required clearances or approvals; adverse changes in industry trends; competition we face; market conditions and changes, including inflationary trends and the impact of tariffs, that impact our long-term supply contracts with variable price clauses and increase our cost of revenues; business continuity hazards, including supply chain disruptions, federal government shutdowns, and other risks associated with our operations; the risks of doing business internationally, including global and regional economic and political instability and compliance with various applicable laws and potentially inconsistent laws and regulations in multiple jurisdictions; our ability to increase capacity at existing facilities, build new facilities in a timely and cost-effective manner and renew leases for our leased facilities; our ability to attract and retain qualified employees; severe health events or environmental events; cybersecurity incidents, unauthorized data disclosures, and our dependence on information technology systems; the risks associated with the introduction of artificial intelligence technology; an inability to pursue strategic transactions, find suitable acquisition targets, or integrate strategic acquisitions into our business successfully; our ability to maintain effective internal control over financial reporting; our reliance on intellectual property rights to maintain our competitive position and the risk of claims from third parties that we have infringed or misappropriated, or are infringing or misappropriating, their intellectual property rights; our ability to comply with rapidly evolving data privacy and security laws and regulations in various jurisdictions and any ineffective compliance efforts with such laws and regulations; our ability to generate profitability in future periods; impairment charges on our goodwill and other intangible assets with indefinite lives, as well as other long-lived assets and intangible assets with definite lives; the effects of unionization efforts and labor regulations in countries in which we operate; adverse changes to our tax positions in U.S. or non-U.S. jurisdictions or the interpretation and application of U.S. tax legislation or other changes in U.S. or non-U.S. taxation of our operations; our significant degree of leverage and how this leverage could adversely affect our ability to raise additional capital, limit our ability to react to challenges facing our Company or broader changes in our industry or the economy, limit our flexibility in operating our business through restrictions contained in our debt agreements and/or prevent us from meeting our obligations under our existing and future agreements governing our indebtedness; and the influence that certain investment funds and entities affiliated with Warburg Pincus and GTCR continue to have over us. For additional discussion of these risks and uncertainties, please refer to the Company’s filings with the Securities and Exchange Commission, such as its Annual Report on Form 10-K and quarterly reports. We do not undertake any obligation to publicly update or revise these forward-looking statements, except as otherwise required by law.
Non-GAAP Financial Measures
To supplement our consolidated financial statements presented in accordance with GAAP, we consider Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Tax Rate, Adjusted Net Income, Adjusted EPS, Segment income margin, Net Debt and Net Leverage Ratio and constant currency, financial measures that are not based on any standardized methodology prescribed by GAAP.
•We define Adjusted Net Income as net income (loss) before amortization and certain other adjustments that we do not consider in our evaluation of our ongoing operating performance from period to period.
•We define Adjusted EBITDA as Adjusted Net Income before interest expense, depreciation (including depreciation of Cobalt-60 used in our operations) and income tax provision applicable to Adjusted Net Income.
•Adjusted EBITDA margin is equal to Adjusted EBITDA divided by net revenues.
•Segment income margin is equal to segment income divided by net segment revenues.
•We define Adjusted EPS as Adjusted Net Income divided by the weighted average number of diluted shares outstanding.
•Our Net Debt is equal to our total debt, plus unamortized debt issuance costs and debt discounts, less cash and cash equivalents.
•Our Net Leverage Ratio is equal to Net Debt divided by Adjusted EBITDA.
Constant currency is a non-GAAP financial measure we use to assess performance excluding the impact of foreign currency exchange rate changes. We calculate constant currency net revenues by translating prior year net revenues in local currency at the average exchange rates applicable for the current period. The translated results are then used to determine year-over-year percentage increases or decreases. We generally refer to such amounts calculated on a constant currency basis as excluding the impact of foreign currency exchange rates. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

We use these non-GAAP financial measures as the principal measures of our operating performance. Management believes these measures allow management to more effectively evaluate our operating performance and compare the results of our operations from period to period without the impact of certain non-cash items and non-routine items that we do not expect to continue at the same level in the future and other items that are not core to our operations. We believe that these measures are useful to our investors because they provide a more complete understanding of the factors and trends affecting our business than could be obtained without these measures and their disclosure. In addition, we believe these measures will assist investors in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented. Our management also uses these measurements in their financial analysis and operational decision-making and Adjusted EBITDA serves as the key metric for the attainment of our primary annual incentive program. These measures may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.
About Sotera Health
Sotera Health Company is a leading global provider of mission-critical end-to-end sterilization solutions, lab testing and advisory services for the healthcare industry. Sotera Health goes to market through three businesses – Sterigenics®, Nordion® and Nelson Labs®. Sotera Health is committed to its mission, Safeguarding Global Health®.
Updates on recent developments in matters relevant to investors can be found on the Investor Relations section of the Sotera Health website at Investor Relations | Sotera Health. For developments related to EO, updates can be found at Ethylene Oxide | Sotera Health.
INVESTOR RELATIONS CONTACT
Jason Peterson
Vice President Investor Relations
IR@soterahealth.com
MEDIA CONTACT
Kristin Gibbs
Chief Marketing Officer
kgibbs@soterahealth.com

Source: Sotera Health Company

###

Sotera Health Company
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2026	2025
Revenues:
Service	$241,608	$223,940
Product	38,437	30,583
Total net revenues	280,045	254,523
Cost of revenues:
Service	118,828	107,629
Product	14,148	11,462
Total cost of revenues	132,976	119,091
Gross profit	147,069	135,432
Selling, general and administrative expenses	68,211	63,061
Amortization of intangible assets	3,031	15,327
Illinois EO litigation settlement	—	30,943
Interest expense, net	34,745	40,876
Foreign exchange (gain) loss	(571)	289
Other income, net	(960)	(241)
Income (Loss) before income taxes	42,613	(14,823)
Provision (Benefit) for income taxes	16,024	(1,563)
Net income (loss)	$26,589	$(13,260)

Earnings (Loss) per share:
Basic	$0.09	$(0.05)
Diluted	0.09	(0.05)
Weighted average number of shares outstanding:
Basic	284,887	283,558
Diluted	287,622	283,558

Sotera Health Company
Segment Data
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2026	2025
Segment revenues:
Sterigenics	$186,135	$169,684
Nordion	42,009	32,557
Nelson Labs	51,901	52,282
Total net revenues	$280,045	$254,523
Segment income:
Sterigenics	$96,414	$88,004
Nordion	23,711	17,422
Nelson Labs	14,528	16,413
Total segment income	134,653	121,839
Less adjustments:
Interest expense, net	34,745	40,876
Depreciation and amortization(a)	30,744	40,734
Share-based compensation(b)	14,442	7,269
Loss on foreign currency and derivatives not designated as hedging instruments, net(c)	624	1,891
Business optimization expenses(d)	957	2,047
Professional services relating to EO sterilization facilities(e)	9,855	12,328
Illinois EO litigation settlement(f)	—	30,943
Accretion of asset retirement obligations(g)	673	574
Consolidated income (loss) before income taxes	$42,613	$(14,823)
(a)Includes depreciation of Co-60 held at gamma irradiation sites and excludes accelerated depreciation associated with business optimization activities.
(b)Represents share-based compensation expense to employees and Non-Employee Directors.
(c)Represents the effects of (i) fluctuations in foreign currency exchange rates and (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion.
(d)Represents (i) certain costs related to divestitures, acquisitions and the integration of acquisitions, (ii) professional fees and other costs associated with business optimization, cost saving and other process enhancement projects, and (iii) legal, consulting, and other fees associated with secondary offerings and shareholder engagement.
(e)Represents litigation and other professional fees associated with our EO sterilization facilities.
(f)Represents the cost to settle 97 pending and threatened EO claims against Sterigenics in Illinois pursuant to the term sheet entered into on April 3, 2025.
(g)Represents non-cash accretion of asset retirement obligations (“ARO”) related to Co-60 gamma and EO processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities and are accreted over the life of the asset.

Sotera Health Company
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	As of March 31,	As of December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$315,945	$346,456
Accounts receivable, net	137,256	139,329
Inventories, net	57,494	54,375
Other current assets	75,276	73,250
Total current assets	585,971	613,410
Property, plant, and equipment, net	1,143,452	1,130,564
Operating lease assets	32,896	33,393
Other intangible assets, net	279,357	288,227
Goodwill	1,097,634	1,103,232
Other assets	96,588	94,364
Total assets	$3,235,898	$3,263,190
Liabilities and equity
Total current liabilities	$207,804	$249,584
Long-term debt, less current portion	2,124,327	2,126,724
Other noncurrent liabilities	206,220	209,772
Deferred income taxes	75,042	71,075
Total liabilities	2,613,393	2,657,155
Total equity	622,505	606,035
Total liabilities and equity	$3,235,898	$3,263,190

Sotera Health Company
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2026	2025
Operating activities:
Net income (loss)	$26,589	$(13,260)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Non-cash items	48,950	39,310
Changes in operating assets and liabilities	(46,104)	29,471
Net cash provided by operating activities	29,435	55,521
Investing activities:
Purchases of property, plant and equipment	(46,166)	(19,918)
Other investing activities	1,038	37
Net cash used in investing activities	(45,128)	(19,881)
Financing activities:
Payment on long-term borrowings	(3,558)	(3,773)
Payments of debt issuance costs	—	(10)
Shares withheld for employee taxes on equity awards	(8,802)	(3,600)
Other financing activities	(419)	(704)
Net cash used in financing activities	(12,779)	(8,087)
Effect of exchange rate changes on cash and cash equivalents	(2,039)	(337)
Net (decrease) increase in cash and cash equivalents, including restricted cash	(30,511)	27,216
Cash and cash equivalents, including restricted cash, at beginning of period	346,456	278,865
Cash and cash equivalents, including restricted cash, at end of period	$315,945	$306,081

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$36,546	$47,416
Cash paid during the period for income taxes, net of tax refunds received	9,200	12,215
Purchases of property, plant and equipment included in accounts payable	20,689	13,042

Sotera Health Company
Non-GAAP Financial Measures
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2026	2025
Net income (loss)	$26,589	$(13,260)
Amortization of intangible assets	5,602	18,674
Share-based compensation(a)	14,442	7,269
Loss on foreign currency and derivatives not designated as hedging instruments, net(b)	624	1,891
Business optimization expenses(c)	957	2,047
Professional services relating to EO sterilization facilities(d)	9,855	12,328
Illinois EO litigation settlement(e)	—	30,943
Accretion of asset retirement obligations(f)	673	574
Income tax benefit associated with pre-tax adjustments(g)	(6,376)	(21,422)
Adjusted Net Income	52,366	39,044
Interest expense, net	34,745	40,876
Depreciation(h)	25,142	22,060
Income tax provision applicable to Adjusted Net Income(i)	22,400	19,859
Adjusted EBITDA(j)	$134,653	$121,839

Net Revenues	$280,045	$254,523
Adjusted EBITDA Margin	48.1%	47.9%
Weighted average number of shares outstanding
Basic	284,887	283,558
Diluted(k)	287,622	285,714
Earnings (Loss) per share
Basic	$0.09	$(0.05)
Diluted	0.09	(0.05)
Adjusted earnings per share
Basic	$0.18	$0.14
Diluted	0.18	0.14
(a)Represents share-based compensation expense to employees and Non-Employee Directors.
(b)Represents the effects of (i) fluctuations in foreign currency exchange rates and (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion.
(c)Represents (i) certain costs related to divestitures, acquisitions and the integration of acquisitions, (ii) professional fees and other costs associated with business optimization, cost saving and other process enhancement projects, and (iii) legal, consulting, and other fees associated with secondary offerings and shareholder engagement.
(d)Represents litigation and other professional fees associated with our EO sterilization facilities.
(e)Represents the cost to settle 97 pending and threatened EO claims against Sterigenics in Illinois pursuant to the term sheet entered into on April 3, 2025.
(f)Represents non-cash accretion of ARO related to Co-60 gamma and EO processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities and are accreted over the life of the asset.
(g)Represents the income tax impact of adjustments calculated based on the tax rate applicable to each item. We eliminate the effect of tax rate changes as applied to tax assets and liabilities and unusual items from our presentation of adjusted net income.
(h)Includes depreciation of Co-60 held at gamma irradiation sites and excludes accelerated depreciation associated with business optimization activities.
(i)Represents the difference between the income tax provision as determined under U.S. GAAP and the income tax benefit associated with pre-tax adjustments described in footnote (g).
(j)$26.3 million and $24.2 million of the adjustments for the three months ended March 31, 2026 and 2025, respectively, are included in cost of revenues, primarily consisting of amortization of intangible assets, depreciation, and accretion of asset retirement obligations.
(k)For the three months ended March 31, 2025, the diluted weighted average shares outstanding presented in this table reflects the amount that would be reported under U.S. GAAP if the Company were to have net income in the three months ended March 31, 2025.

Sotera Health Company
Non-GAAP Financial Measures
(in thousands, except Net Leverage)
(unaudited)

	As of March 31,	As of December 31,
	2026	2025
Current portion of long-term debt	$13,983	$13,973
Long-term debt	2,124,327	2,126,724
Current portion of finance leases	3,577	3,465
Finance leases less current portion	93,201	93,835
Total Debt	$2,235,088	$2,237,997

Less: cash and cash equivalents	(314,147)	(344,621)
Net Debt	$1,920,941	$1,893,376

Adjusted EBITDA(a)	$606,615	$593,801
Net Leverage	3.2x	3.2x
(a)Represents adjusted EBITDA for the twelve months ended March 31, 2026 and December 31, 2025, respectively. Refer to the reconciliation of net income (the most comparable GAAP measure) to Adjusted EBITDA on the following page.

Sotera Health Company
Non-GAAP Financial Measures
(in thousands)
(unaudited)

	Twelve months ended
	March 31, 2026	December 31, 2025
Net income	$117,798	$77,949
Amortization of intangible assets	28,726	41,798
Share-based compensation(a)	38,241	31,068
Loss on refinancing of debt(b)	1,462	1,462
(Gain) Loss on foreign currency and derivatives not designated as hedging instruments, net(c)	(1,209)	58
Business optimization expenses(d)	6,978	8,068
Professional services relating to EO sterilization facilities(e)	43,752	46,225
Illinois EO litigation settlements(f)	34,000	64,943
Accretion of asset retirement obligations(g)	2,420	2,321
Income tax benefit associated with pre-tax adjustments(h)	(13,432)	(28,478)
Adjusted Net Income	258,736	245,414
Interest expense, net	149,591	155,722
Depreciation(i)	97,712	94,630
Income tax provision applicable to Adjusted Net Income(j)	100,576	98,035
Adjusted EBITDA(k)	$606,615	$593,801

Net Revenues	$1,189,139	$1,163,617
Adjusted EBITDA Margin	51.0%	51.0%
(a)Represents share-based compensation expense to employees and Non-Employee Directors.
(b)Represents the write-off of unamortized debt issuance costs and discounts, as well as certain other costs incurred related to the refinancing activity for the Term Loans, the Secured Notes and the Revolving Credit Facility.
(c)Represents the effects of (i) fluctuations in foreign currency exchange rates and (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion.
(d)Represents (i) certain costs related to divestitures, acquisitions and the integration of acquisitions, (ii) professional fees and other costs associated with business optimization, cost saving and other process enhancement projects, and (iii) legal, consulting, and other fees associated with secondary offerings and shareholder engagement.
(e)Represents litigation and other professional fees associated with our EO sterilization facilities.
(f)Represents (i) the cost to settle 97 pending and threatened EO claims against Sterigenics in Illinois pursuant to the term sheet entered into on April 3, 2025 and (ii) the cost to settle 129 pending and threatened EO claims against Sterigenics in Illinois pursuant to the term sheet entered into on July 23, 2025.
(g)Represents non-cash accretion of ARO related to Co-60 gamma and EO processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities and are accreted over the life of the asset.
(h)Represents the income tax impact of adjustments calculated based on the tax rate applicable to each item. We eliminate the effect of tax rate changes as applied to tax assets and liabilities and unusual items from our presentation of adjusted net income.
(i)Includes depreciation of Co-60 held at gamma irradiation sites and excludes accelerated depreciation associated with business optimization activities.
(j)Represents the difference between income tax provision or benefit as determined under U.S. GAAP and the income tax benefit associated with pre-tax adjustments described in footnote (h).
(k)$102.0 million and $99.9 million of the adjustments for the twelve months ended March 31, 2026 and December 31, 2025, respectively, are included in cost of revenues, primarily consisting of amortization of intangible assets, depreciation, and accretion of asset retirement obligations.